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                                                                   EXHIBIT 99.2


                             BOYD GAMING ANNOUNCES

                 FIRST NORTHERN NEVADA HOTEL/CASINO DEVELOPMENT


LAS VEGAS, NV -- JUNE 7, 1996 -- Boyd Gaming Corporation (BYD) today announced plans for a $92 million casino, hotel and entertainment complex in Reno, Nevada. The Company is in the process of acquiring a 100-acre parcel in the growing southern part of the greater Reno area near a newly opened freeway interchange and expects the land acquisition to be completed this summer.

        Plans for the project, which the Company expects to operate under its popular Sam's Town name, include a 33,000 square-foot casino with 1,200 slots and 36 table games; a state-of-the-art sports book; a 211-room hotel; over 800 seats throughout five restaurants; a 15,000 square-foot indoor events center; and a 5,000 seat outdoor arena. Future phases are expected to include additional hotel rooms and an RV park.

        "We have considered the Reno market for a long time and believe that, in light of the growth in the southern part of the Reno area, a Sam's Town facility at that location will make an exciting entertainment option," said William S. Boyd, chairman and chief executive officer of Boyd Gaming.

        Boyd Gaming expects to begin site work shortly after the land acquisition is completed, with construction of the facilities to begin in the spring of 1997. The Company plans to open Sam's Town Reno in the spring of 1998.

        Boyd Gaming Corporation is a large, diversified owner and operator of casino entertainment properties with operations in four states. The Company owns and operates six properties in three distinct markets in Las Vegas: the Stardust Resort and Casino on the Las Vegas Strip; Sam's Town Las Vegas, the Eldorado Casino and Jokers Wild
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Casino on the Boulder Strip; and the California Hotel and Casino and the
Fremont Hotel and Casino, both in downtown Las Vegas. The Company also owns and operates Sam's Town Tunica in Tunica County, Mississippi; owns and operates Sam's Town Casino in Kansas City, Missouri; manages Silver Star Hotel and Casino, a casino hotel property near Philadelphia, Mississippi; and manages and partly owns Treasure Chest Casino, a riverboat casino in Kenner, Louisiana. Additionally, the Company has entered into a contract to acquire the Par-A-Dice Casino in East Peoria, Illinois and is renovating and expanding Main Street Station Hotel & Casino in Las Vegas for a late 1996 opening. Boyd Gaming has also announced a joint venture agreement with Mirage Resorts, Inc. to develop and operate a major casino hotel in the Marina district of Atlantic City.